Exhibit 10.3

2014 AMENDMENT TO THE

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN GTx, INC. AND MARC S. HANOVER

This amendment (the “2014 Amendment”) to the Amended and Restated Employment Agreement, dated as of February 14, 2013 (the “Agreement”), between GTx, Inc. (“Employer”) and Marc. S. Hanover (“Employee”), is made effective as of April 3, 2014 (the “Effective Date”).  Other than as to the terms and conditions contained in this 2014 Amendment, this 2014 Amendment shall not otherwise modify the Agreement, which Agreement shall remain in full force and effect. Capitalized terms not otherwise defined in this 2014 Amendment shall have the same meaning as in the Agreement.

WHEREAS, the Employee has been providing services to the Employer as President and Chief Operating Officer under the terms of the Agreement; and

WHEREAS, in connection with Employee’s appointment as Interim Chief Executive Officer (“CEO”) of the Employer, the Employer and Employee wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the adequacy and sufficiency of which is hereby acknowledged, the Employer and Employee agree as follows:

1.              Duties.  The Employee will continue to have such duties as are assigned or delegated to the Employee by the Board of Directors or the CEO (if the Employee is not then serving as Interim CEO) and will initially serve as President and Chief Operating Officer, and as Interim CEO, for the Employer.

2.              Benefits in the Event of Certain Terminations of Employment.  In the event of Employee’s Termination Without Cause (other than a termination by the Employer due to the Employee’s death or disability), or the Employee’s voluntary termination of employment due to a “Material Demotion” (as defined below), in each case occurring at any time during the “Transition Period” (as defined below) (each, a “Covered Termination”), and provided that the Employee signs and allows to become effective a Release within the time period provided therein (but not later than the 60th day following the Termination Date, such latest permitted effective date is the “Release Deadline” for purposes of this 2014 Amendment and the Agreement), then the Employee will be eligible to receive the following benefits (the “Severance Benefits”), subject to Section 9.2 of the Agreement:

a.              The Employee shall receive as severance one (1) year of his Salary, payable in accordance with the Employer’s then current payroll schedule over the one (1) year period following the Termination Date, less deductions required by law.  Notwithstanding the foregoing payment schedule, no severance will be paid prior to the effective date of the Release.  Subject to Section 9.2 of the Agreement, on the first regular payroll pay day following the effective date of the Release, the Employer will pay the Employee the severance that the Employee would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the severance being paid as originally scheduled.

b.              The vesting of all stock options then held by the Employee and granted to the Employee by the Employer prior to April 3, 2014 (the “Prior Options”) will be accelerated in full, such that all unvested Prior Options will become immediately vested and exercisable as of the Termination Date.

c.               The stock option to purchase 500,000 shares of the Company’s common stock granted to Employee on April 3, 2014 (the “April Option” and together with the Prior Options, the “Options”) will be credited with that number of months of service required for purposes of vesting in such April Option such that on the Termination Date, the number of shares subject to the April Option that would have vested as if Employee had continued in service with the Employer for an additional 24 months will immediately vest and become exercisable.

d.              Each of the Options will remain outstanding and exercisable until the earlier of (i) the original expiration of the term of the Options and (ii) the date which occurs five (5) years following the Termination Date.

3.              Definitions.  For purposes of this 2014 Amendment, the following terms have the meanings specified:

a.              “Material Demotion” shall mean, without the Employee’s consent, a material reduction in the Employee’s authority, duties or responsibilities as in effect prior to the Effective Date with respect to (and only with respect to) the positions of President and Chief Operating Officer, or the assignment to the Employee of any duties and responsibilities which are materially inconsistent with and adverse to such authority, duties and responsibilities.  For avoidance of doubt, and notwithstanding the last sentence of Section 2.3 of the Agreement (which provides that “Employee may be re-assigned or transferred to another management position, as designated by the Board or the CEO, which may or may not provide the same level of responsibility as the initial assignment”), if during the Transition Period the then-serving CEO or the Board transfers or reassigns Employee to a position other than President and Chief Operating Officer, Employee shall be eligible to resign and receive the Severance Benefits under this 2014 Amendment on account of a “Material Demotion.”

b.              “Transition Period” shall mean the period commencing on the first date the next person appointed as Employer’s Chief Executive Officer shall assume the duties of Employer’s Chief Executive Officer (the “New CEO Hire Date”) and ending on the earlier to occur of (i) the 181st day following the New CEO Hire Date or (ii) a Change of Control.

4.              Termination of this 2014 Amendment; Incorporation of Agreement.

a.              Unless otherwise amended or extended by written agreement of the parties, this 2014 Amendment shall automatically terminate without further action of the parties on the first to occur of (i) the lapse of 181 days after the New CEO Hire Date or (ii) a Change of Control.  For avoidance of doubt, (x) if Employee’s employment with Employer is terminated by the Employer for any reason, or if Employee voluntarily resigns his employment with Employer for any reason, in each case prior to the New Hire CEO Date, then Employee shall not be entitled to any Severance Benefits under this 2014 Amendment; (y) if a Change of Control occurs (1) prior to the New CEO Hire Date, then Employee shall not be entitled to any Severance Benefits under this 2014 Amendment or (2) within 180 days after the New CEO Hire Date, then Employee shall be entitled to the Severance Benefits under this 2014 Amendment if and only if a Covered Termination occurs prior to such Change of Control; and (z) any severance benefits to which the Employee would be entitled in the event of a Change of Control Termination shall be determined solely by reference to the Agreement.

b.              All terms of the Agreement that do not conflict with the terms of this 2014 Amendment shall be incorporated into this 2014 Amendment and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this 2014 Amendment, all effective as of the Effective Date.

MARC S. HANOVER

/s/ Marc S. Hanover

GTx, Inc.

By:	/s/ Henry P. Doggrell
Name:	Henry P. Doggrell
Title:	Vice President, Chief Legal Officer